Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Neptune Insurance Holdings Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.00001 per share	(1)	457(a)	21,184,210		$20.00	$323,684,210.53	0.0001531	$49,556.05
Fees Previously Paid	Equity	Class A common stock, par value $0.00001 per share		457(o)		$		$100,000,000.00	0.0001531	$15,310.00

Total Offering Amounts:								$423,684,210.53		64,866.05
Total Fees Previously Paid:										15,310.00
Total Fee Offsets:										0.00
Net Fee Due:										$49,556.05

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Offering Note(s)

(1)	Includes the aggregate offering price of 2,763,157 shares that the underwriters have the option to purchase.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.